Exhibit 99.1

News Release

[LOGO] Mellon

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON’S FIRST-QUARTER PERFORMANCE SIGNIFICANTLY AHEAD OF
     CORRESPONDING FOURTH- AND FIRST-QUARTER 2001 RESULTS
— Compared to fourth quarter of 2001, contribution to EPS from core sectors up 10%,
EPS from continuing operations up 12% —

PITTSBURGH, April 16, 2002—Mellon Financial Corporation (NYSE: MEL) today announced that its core business sectors’ contribution to earnings per share, which excludes non-core sector activity from both periods, increased 10 percent (unannualized) in the first quarter of 2002 over the fourth quarter of 2001. First quarter 2002 diluted earnings per share from continuing operations totaled 47 cents, an increase of 12 percent (unannualized) compared with 42 cents, on an operating basis, in the fourth quarter of 2001. Earnings per share from continuing operations in the first quarter of 2001 totaled 44 cents. For comparison purposes, results for 2001 exclude the amortization of goodwill. The favorable results for the first quarter of 2002 reflect the first full quarter of activity following the series of repositioning actions taken in 2001 to sharpen the Corporation’s strategic focus as a high-growth, fee-based provider of financial services for institutions, corporations and affluent individuals.

	Quarter ended
Financial Highlights
(dollar amounts in millions, except per share amounts; quarterly returns are annualized)	March 31, 2002	Dec. 31, 2001		March 31, 2001

Continuing operations (a):
Diluted earnings per share	$.47	$.42	(b)	$.44
Income from continuing operations	$211	$194	(b)	$216
Return on equity	24.8%	20.4%	(b)	21.9%

Net income (a):
Diluted earnings per share	$.48	$1.74		$.59
Net income	$216	$828		$291
Return on equity	25.4%	87.1%		29.6%

Fee revenue as a percentage of fee and net interest revenue (FTE)	86%	85%	(c)	85%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	70%	67%	(c)	67%
Efficiency ratio	70%	69%	(c)	65%

S&P 500 Index at period end	1,147	1,148		1,160

(a)	Results for the fourth quarter and first quarter of 2001 exclude the after-tax impact of the amortization of goodwill from purchase acquisitions of $17 million, or 4 cents per share and $17 million, or 3 cents per share, respectively, for continuing operations, and $21 million, or 4 cents per share and $27 million, or 5 cents per share, respectively, on a net income basis. See page 4 for additional information.

(b)	Fourth quarter 2001 results are presented on an operating basis. See the table on page 18 for a reconcilement of results from continuing operations - operating basis to results from continuing operations computed in accordance with generally accepted accounting principles.

(c)	Ratios were calculated excluding the nonrecurring items shown in the table on page 18.

Mellon Reports Earnings
April 16, 2002

“The revenue, earnings and return results achieved by our continuing operations during the first quarter were significantly ahead of our performance during the fourth quarter of 2001 and the same period a year ago,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “Our focus on execution and delivering sustainable results is validating Mellon’s strategic repositioning as a global provider of asset management and corporate and institutional services. Continued concern over the economy and equity markets notwithstanding, I am very pleased with the momentum of the new Mellon.”

The Corporation also declared a quarterly common stock dividend of 12 cents per share. This cash dividend is payable on Wednesday, May 15, 2002, to shareholders of record at the close of business on Tuesday, April 30, 2002.

As a result of several previously completed significant divestitures discussed further on page 18, the Corporation is reporting its financial results using the discontinued operations method of accounting. In accordance with generally accepted accounting principles, earnings and assets and liabilities of the discontinued businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this earnings release, including all supplemental information, reflects continuing operations, unless otherwise noted.

First Quarter 2002 Financial Data - Continuing Operations:

As discussed on page 4, amortization of goodwill was discontinued in January 2002. For comparability purposes, income statement and related ratio comparisons exclude goodwill amortization in 2001.

●	In January 2002, the Corporation acquired Unifi Network, a subsidiary of PricewaterhouseCoopers. Unifi significantly increases the capabilities of the Corporation’s human resources outsourcing and consulting business.

●	The contribution of the Corporation’s core business sectors to earnings per share increased 10 percent over the fourth quarter of 2001 (unannualized), and 13 percent over the first quarter of 2001.

●	Return on equity totaled 24.8 percent compared with 20.4 percent in the fourth quarter of 2001 on an operating basis, and 21.9 percent in the first quarter of 2001.

●	Fee revenue totaled 86 percent of fee and net interest revenue, compared with 85 percent in both the fourth quarter and first quarter of 2001. Trust and investment fee revenue totaled 70 percent of fee and net interest revenue, compared with 67 percent in both the fourth quarter and first quarter of 2001.

●	Excluding the impact of acquisitions, the fourth quarter 2001 nonrecurring items and the effect of performance fees, fee revenue increased 2 percent (unannualized) compared to the fourth quarter of 2001 and 4 percent compared to the prior-year period. Excluding the impact of acquisitions and the effect of performance fees, trust and investment fee revenue increased 2 percent (unannualized) compared to the fourth quarter of 2001 and 3 percent compared to the first quarter of 2001, from net business growth.

Mellon Reports Earnings
April 16, 2002

●	Assets under management totaled $610 billion compared with $592 billion at Dec. 31, 2001 and $520 billion at March 31, 2001, with assets under management, administration or custody totaling more than $2.8 trillion at March 31, 2002. Assets managed by subsidiaries and affiliates outside the United States totaled $78 billion at March 31, 2002. The equity markets at March 31, 2002, as measured by the Standard and Poor’s 500 Index, were unchanged compared with Dec. 31, 2001 and decreased 1.1 percent compared with March 31, 2001.

●	Excluding the impact of acquisitions, the 2001 amortization of goodwill, and the fourth quarter 2001 nonrecurring charges, operating expense decreased 1 percent (unannualized) in the first quarter of 2002 compared with the fourth quarter of 2001 and increased 7 percent compared with the first quarter of 2001, reflecting higher expenses in support of business growth.

●	Nonperforming assets totaled $75 million, or .79 percent of total loans and net acquired property at March 31, 2002, compared with $62 million, or .72 percent at Dec. 31, 2001, and $192 million, or 1.84 percent at March 31, 2001.

●	The Corporation repurchased 7.1 million common shares during the first quarter of 2002 at an average share price of $37.10. Since Jan. 1, 1999, the Corporation’s common shares outstanding have been reduced by 82.8 million shares, or 15.8 percent, net of reissuances, due to stock repurchases totaling $4.1 billion, at an average share price of $37.30 per share. At March 31, 2002, an additional 15.3 million shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and affluent individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has more than $2.8 trillion in assets under management, administration or custody, including $610 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Pre-recorded comments from Michael A. Bryson, chief financial officer, regarding first quarter 2002 earnings and Mellon’s outlook for the second quarter 2002 and full-year 2002 are available by calling (412) 236-5385 beginning at approximately 6:30 a.m. EDT on Tuesday, April 16, 2002, through 5 p.m. EDT on Tuesday, April 23, 2002. These comments may include additional forward-looking or other material information. Mr. Bryson’s prerecorded commentary, plus a related series of graphics, also will be available at our Web site (www.mellon.com) during the same period.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings
April 16, 2002

Impact of New Accounting Standards

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 141, “Business Combinations,” and FAS No. 142, “Goodwill and Other Intangible Assets.” These standards, among other things, eliminated the pooling of interests method of accounting and require that goodwill no longer be amortized, but goodwill is subject to impairment testing. The effective date for FAS No. 141 was July 1, 2001, and the effective date for FAS No. 142 was Jan. 1, 2002. For acquisitions completed prior to July 1, 2001, existing goodwill was amortized through the end of 2001, after which amortization has ceased. For acquisitions initiated after June 30, 2001, goodwill is not being amortized. Pro forma results excluding the impact of goodwill amortization in 2001 are shown below.

Pro forma 2001 financial results - excluding the amortization of goodwill in 2001

	Reported	Pro forma

	Quarter ended	Quarter ended
(dollar amounts in millions, except
per share amounts; quarterly ratios annualized)	March 31, 2002	Dec. 31, 2001 (a) March 31, 2001

Income from continuing operations	$211	$177	$199
Plus after-tax impact of amortization of goodwill
from purchase acquisitions:
Goodwill	-	16	16
Equity method goodwill (b)	-	1	1

Income from continuing operations	$211	$194	$216
Earnings per share - diluted	$.47	$.42	$.44
Return on common equity	24.8%	20.4%	21.9%

(a)	Presented on an operating basis. See page 18 for a discussion of continuing operations on an operating basis.
(b)	Relates to the goodwill on equity method investments and joint ventures. The income from these investments is recorded in fee revenue.

Mellon Reports Earnings
April 16, 2002

Core Business Sectors

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the customers to which those products and services are delivered. Lines of business that offer similar or related products and services to common or similar customer decision makers have been combined into the core business sectors.

As a result of repositioning actions taken to sharpen its strategic focus and the January 2002 acquisition of Unifi Network, the Corporation redefined its core business sectors into two overall reportable groups in the first quarter of 2002 -- Asset Management and Corporate and Institutional Services. The Asset Management group is comprised of the Institutional Asset Management, Mutual Funds and Private Wealth Management sectors. The Corporate and Institutional Services group is comprised of the Asset Servicing, Human Resources Services and Treasury Services sectors.

Summary				% of Core
	% of Core			Sector Income			Pretax Operating
	Sector Revenue			Before Taxes (a)			Margin (a)

	1Q02	4Q01	1Q01	1Q02	4Q01	1Q01	1Q02	4Q01	1Q01

Asset Management	39%	43%	41%	49%	51%	47%	36%	35%	39%
Corporate and Institutional
Services	61%	57%	59%	51%	49%	53%	25%	26%	31%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%	29%	30%	34%

(a) Excludes amortization of intangibles.

Contribution To Earnings Per Share From Total Core Business Sectors
(in millions, except per share amounts)	1Q02	4Q01	Growth	(b)	1Q02	1Q01	Growth

Net Income (a)	$200	$193	4%		$200	$196	3%
Contribution to EPS (a)	$ .45	$ .41	10%		$ .45	$ .40	13%

(a)	Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.
(b)	Unannualized.

Contribution To Earnings Per Share From Total Core Business Sectors - Five-Quarter Trend
(in millions, except per share amounts)	1Q02	4Q01	3Q01	2Q01	1Q01

Net Income (a)	$200	$193	$194	$207	$196
Contribution to EPS (a)	$ .45	$ .41	$ .41	$ .43	$ .40

(a) Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.

Mellon Reports Earnings
April 16, 2002

Core Business Sectors

(dollar amounts in millions,	First Quarter 2002			Fourth Quarter 2001 (a)
presented on an FTE basis)
		Income	Return on		Income	Return on
	Total	Before	Common	Total	Before	Common
Sector	Revenue	Taxes	Equity	Revenue	Taxes	Equity

Asset Management:

Institutional Asset Management	$147	$30	32%	$158	$41	43%
Mutual Funds	142	58	36	144	52	35
Private Wealth Management	137	66	83	126	56	64

Total Asset Management Sectors	426	154	47	428	149	45

Corporate and Institutional Services:
Asset Servicing	179	51	29	189	64	35
Human Resources Services	274	23	23	180	6	11
Treasury Services	202	87	21	190	74	25

Total Corporate and Institutional
Services Sectors	655	161	24	559	144	27

Total Core Business Sectors	$1,081	$315	31%	$987	$293	34%

(a) Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.

Core Business Sectors

(dollar amounts in millions,	First Quarter 2002			First Quarter 2001 (a)
presented on an FTE basis)
		Income	Return on		Income	Return on
	Total	Before	Common	Total	Before	Common
Sector	Revenue	Taxes	Equity	Revenue	Taxes	Equity

Asset Management:

Institutional Asset Management	$147	$30	32%	$122	$35	44%
Mutual Funds	142	58	36	129	51	36
Private Wealth Management	137	66	83	118	58	66

Total Asset Management Sectors	426	154	47	369	144	47

Corporate and Institutional Services:
Asset Servicing	179	51	29	181	73	42
Human Resources Services	274	23	23	178	18	30
Treasury Services	202	87	21	178	72	20

Total Corporate and Institutional
Services Sectors	655	161	24	537	163	27

Total Core Business Sectors	$1,081	$315	31%	$906	$307	34%

(a) Results for 2001 exclude the impact of the amortization of goodwill from purchase acquisitions.

Mellon Reports Earnings
April 16, 2002

Asset Management

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to corporations, institutions and affluent individuals aggregated into three business sectors -- institutional asset management, mutual funds and private wealth management. Institutional asset management and mutual funds represent a further division of the Corporation’s former global investment management sector, while private wealth management remains unchanged. Institutional Asset Management consists of Mellon Institutional Asset Management, which consists of 11 individual asset management companies or joint ventures offering a broad range of equity, fixed income and liquidity management products, and Mellon Global Investments, which distributes investment management products internationally. Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Private Wealth Management consists of investment management, wealth management and private banking services for affluent individuals, including the activities of Mellon United National Bank in Florida.

1Q 2002 vs. 4Q 2001	Total Revenue	Operating Expense	Income Before
(unannualized)	Growth	Growth	Taxes Growth

Institutional Asset Management	(7)%	-%	(28)%
Mutual Funds	(1)%	(8)%	11%
Private Wealth Management	9%	1%	18%

Total Asset Management	(1)%	(3)%	3%

1Q 2002 vs. 1Q 2001	Total Revenue		Operating Expense
	Growth		Growth
					Income Before
	Reported	Ex. Acquisitions (a)	Reported	Ex. Acquisitions (a)	Taxes Growth

Institutional Asset Management	20%	6%	35%	12%	(16)%
Mutual Funds	10%		7%		15%
Private Wealth Management	16%		16%		14%

Total Asset Management	15%	11%	20%	11%	7%

(a) Excludes the impact of acquisitions.

Results for the Asset Management Group compared with the fourth quarter of 2001 reflect strong growth in Private Wealth Management revenue offset by a decline in Institutional Asset Management revenue, principally due to a seasonal decline in performance fees, and a slight decline in Mutual Funds revenue. Expenses were well controlled, however, declining 3%, resulting in an increase in income before taxes of 3% (unannualized) compared with the fourth quarter of 2001. The impact of equity and fixed income market levels was relatively minor as represented by the S&P 500 Index, which was unchanged compared with Dec. 31, 2001, and by the Lehman Brothers Long-Term Government Bond Index, which was down 1.6% compared with Dec. 31, 2001.

Mellon Reports Earnings
April 16, 2002

Results for the Asset Management Group compared with the first quarter of 2001 were impacted by the July 2001 acquisition of Standish Mellon Asset Management, which is included in the Institutional Asset Management sector. Excluding the impact of Standish, revenue and expenses increased 6% and 12%, respectively, for Institutional Asset Management and 11% and 11%, respectively, for the Asset Management Group overall. Revenue for the Mutual Fund sector increased 10% due to higher long term asset levels and significantly higher institutional money market assets as shown in the table on page 12. Good expense management in the Mutual Funds sector limited expense growth to 7% resulting in an increase in income before taxes of a strong 15%. The Private Wealth Management sector continued to show strong growth in revenue year over year of 16% and comparable expense growth, resulting in year over year growth in income before taxes of 14%. Again, the impact of the equity and fixed income markets was relatively minor as measured by the S&P 500 Index, which compared with March 31, 2001, was down 1.1% and the Lehman Brother’s Long-Term Government Bond Index, which was up 1.3% compared with March 31, 2001.

Corporate and Institutional Services

The Corporation’s Corporate and Institutional Services Group consists of those lines of business which offer trust and custody and related services as well as investment manager services, human resources consulting and outsourcing services and treasury related services to large corporations, institutions and government and other not-for-profit entities. Those lines of business have been aggregated into three business sectors -- Asset Servicing, Human Resources Services and Treasury Services. Asset Servicing and Human Resources Services represent a further division of the Corporation’s former Global Investment Services sector as a result of the Corporation’s January 2002 acquisition of Unifi Network from PricewaterhouseCoopers, which significantly enhanced the scope and scale of the services offered in the Human Resources Services area. Treasury Services represents a combination of the Corporation’s former Global Cash Management and Relationship Lending sectors, reflecting the significant repositioning of the Corporation’s corporate lending activities in the fourth quarter of 2001.

●	Asset Servicing - includes institutional trust and custody, foreign exchange, securities lending, back office outsourcing for investment managers, and substantially all of the Corporation’s joint ventures.

●	Human Resources Services - includes benefits consulting and administrative services for employee benefit plans, and shareholder and securities transfer services.

●	Treasury Services - includes global cash management, large corporate relationship banking, insurance premium financing, commercial real estate lending, corporate finance and derivative products, securities underwriting and trading, and international banking.

Mellon Reports Earnings
April 16, 2002

1Q 2002 vs. 4Q 2001	Total Revenue		Operating Expense
(unannualized)	Growth		Growth
					Income Before
	Reported	Ex. Acquisitions (a)	Reported	Ex. Acquisitions (a)	Taxes Growth

Asset Servicing	(5)%		2%		(19)%
Human Resources Services	52%	2%	45%	(2)%	NM %
Treasury Services	6%		(1)%		18%

Total Corporate and
Institutional Services	17%	1%	19%	(1)%	12%

NM - - not meaningful
(a) Excludes the impact of acquisitions.

1Q 2002 vs. 1Q 2001	Total Revenue		Operating Expense
	Growth		Growth
					Income Before
	Reported	Ex. Acquisitions (a)	Reported	Ex. Acquisitions (a)	Taxes Growth

Asset Servicing	(1)%	(6)%	19%	5%	(30)%
Human Resources Services	54%	2%	58%	5%	23%
Treasury Services	13%		7%		22%

Total Corporate and
Institutional Services	22%	3%	32%	6%	(1)%

(a) Excludes the impact of acquisitions.

Results for the Corporate and Institutional Services group for the first quarter of 2002 compared with the fourth quarter of 2001 were impacted by the January 2002 acquisition of Unifi Network in the Human Resources Services sector. Excluding the impact of that acquisition, revenue increased 2% and expenses decreased 2% for the Human Resources Services sector and increased 1% and decreased 1%, respectively, for Corporate and Institutional Services overall. Income before taxes increased a strong 12% overall (unannualized). Revenue in the Asset Servicing sector declined 5%, however, as growth in trust and custody fees was impacted by lower securities lending and foreign exchange revenue, so that despite modest expense growth, income before taxes declined 19%. Treasury Services showed strong revenue growth of 6% (unannualized) primarily due to growth in cash management fees and insurance premium financing revenue, which together with good expense management, resulted in growth in income before taxes of 18%.

Results for the first quarter of 2002 compared with the first quarter of 2001 were impacted by the Unifi acquisition in the Human Resources Services sector, as noted above, and to a lesser degree by the November 2001 acquisition of Eagle Investment Systems in the Asset Servicing Sector. Excluding the impact of these acquisitions revenue and expenses grew 3% and 6%, respectively, for the Corporate and Institutional Services sector overall, (6)% and 5%, respectively, for Asset Servicing and 2% and 5%, respectively, for Human Resources Services. Income before taxes for Corporate and Institutional Services overall, however, was down 1% as strong growth in income before taxes for Human Resources Services and Treasury Services of 23% and 22%, respectively, was offset by a decline in income before taxes in Asset Servicing, primarily due to lower foreign exchange and securities lending revenue.

Mellon Reports Earnings
April 16, 2002

Noninterest Revenue
	Quarter ended

	March 31,	Dec. 31,		March 31,
(dollar amounts in millions, unless otherwise noted)	2002 (a)	2001	(a)	2001 (a)

Trust and investment fee revenue:
Investment management	$370	$374		$324
Human resources services (b)	269	170		170
Institutional trust and custody	136	126		124

Total trust and investment fee revenue	775	670		618
Cash management revenue	68	63		53
Foreign currency and securities trading revenue	39	53		55
Financing-related revenue	34	(20)		40
Equity investment revenue	21	(223)		6
Other	6	14		5

Total fee and other revenue	943	557		777
Gains on sales of securities	-	-		-

Total noninterest revenue	$943	$557		$777

Fee revenue as a percentage of fee and net interest revenue (FTE)	86%	85%	(c)	85%
Trust and investment fee revenue as a percentage of fee and net
interest revenue (FTE)	70%	67%	(c)	67%

Market value of assets under management at period end (in billions)	$610	$592		$520
Market value of assets under administration or custody at period end (in billions)	$2,222	$2,082		$2,251

S&P 500 Index at period end	1,147	1,148		1,160

(a)	In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.
(b)	Amounts do not necessarily agree with those presented in Business Sectors on page 6, which include net interest revenue (expense) and revenue transferred between sectors under revenue transfer agreements. Additionally, sector amounts are reported on a fully taxable equivalent basis.
(c)	Ratios exclude the pre-tax impact of the nonrecurring items discussed on page 18.

Note: For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $943 million in the first quarter of 2002, when compared with the first quarter of 2001, was impacted by acquisitions, primarily the July 2001 acquisition of Standish Mellon Asset Management, the November 2001 acquisition of Eagle Investment Systems and the January 2002 acquisition of Unifi Network. Excluding acquisitions, fee revenue increased 4% in the first quarter of 2002, compared with the first quarter of 2001, reflecting higher trust and investment revenue and higher cash management revenue, partially offset by lower securities lending and foreign exchange revenue. Excluding the effect of acquisitions, trust and investment fee revenue increased 3% in the first quarter of 2002 compared with the first quarter of 2001, reflecting the impact of business growth offset in part by relatively flat equity markets. The equity markets at March 31, 2002, as measured by the S&P 500 Index, decreased 1.1% compared with March 31, 2001, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 1.3% compared to March 31, 2001.

Mellon Reports Earnings
April 16, 2002

Excluding the effect of acquisitions; lower performance fees, which are primarily recorded in the fourth quarter each year; the fourth quarter 2001 $222 million fair value adjustment of venture capital investments; and the fourth quarter 2001 $57 million loss on disposition of large corporate loans and commitments, fee revenue increased 2% (unannualized) compared with the fourth quarter of 2001, as higher trust and investment fee revenue and cash management revenue were partially offset by lower foreign currency and securities trading revenue.

	1st Qtr. 2002	1st Qtr. 2002
	over	over
	4th Qtr. 2001	1st Qtr. 2001
Fee revenue growth (a)	(unannualized) (b)	(annualized)

Trust and investment fee revenue growth	2%	3%

Total fee revenue growth	2% (c)	4%

(a) Excludes the effect of acquisitions.
(b) Also excludes the effect of performance fees.
(c) Also excludes the fourth quarter 2001 fair value adjustments of venture capital investments and the loss on disposition of large corporate loans and commitments.

Investment management fee revenue

	Quarter ended

	March 31,	Dec. 31,	March 31,
(in millions)	2002	2001	2001

Managed mutual funds (a):
Equity funds	$70	$70	$75
Money market funds	76	74	51
Bond and fixed-income funds	35	36	30
Nonproprietary	8	10	8

Total managed mutual funds	189	190	164
Institutional	99	113	80
Private clients	82	71	80

Total investment management fee revenue	$370	$374	$324

(a) Net of quarterly mutual fund fees waived and fund expense reimbursements of $10 million, $7 million and $7 million at March 31, 2002, Dec. 31, 2001, and March 31, 2001, respectively.

Investment management fee revenue, when compared to the first quarter of 2001, was impacted by the Standish Mellon acquisition and, when compared to the fourth quarter of 2001, by the seasonal nature of performance fees. Revenue from Standish Mellon, as well as the performance fees, is primarily included in institutional investment management fee revenue in the table above. Excluding the impact of these items, investment management fee revenue increased 7% in the first quarter of 2002 compared with the first quarter of 2001. This increase primarily resulted from increased revenue relating to money market and fixed-income mutual funds.

Excluding the effect of performance fees, which are primarily recorded in the fourth quarter of each year, investment management fee revenue increased 2% (unannualized) compared with the fourth quarter of 2001,

Mellon Reports Earnings
April 16, 2002

resulting from higher private client revenue. Performance fees totaled $17 million in the first quarter of 2002, compared with $27 million and $12 million in the fourth and first quarters of 2001, respectively.

Mutual fund management fees are based upon the daily average net assets of each fund. The average net assets of proprietary mutual funds managed in the first quarter of 2002 were $195 billion, up $15 billion, or 8% from $180 billion in the fourth quarter of 2001, and up $45 billion, or 30%, from $150 billion in the first quarter of 2001. These increases primarily resulted from increases in average net assets of institutional taxable money market funds. Proprietary equity funds averaged $47 billion in the first quarter of 2002, an increase of $1 billion, or 3%, compared with $46 billion in the fourth quarter of 2001, and a decrease of $4 billion, or 9%, compared with $51 billion in the first quarter of 2001.

At March 31, 2002, the market values of assets managed by the Corporation totaled $610 billion and were comprised as follows: 36% equities; 21% fixed income; 28% money market; 8% overlay and global fixed-income products; and 7% securities lending cash collateral.

Market value of assets under management, administration or custody at period end
	March 31,		Dec. 31,	Sept. 30,	June 30,	March 31,
(in billions)	2002		2001	2001	2001	2001

Mutual funds managed:
Equity funds	$48		$47	$43	$51	$47
Money market funds	121		111	93	92	81
Bond and fixed-income funds	26		26	27	22	22
Nonproprietary	24	(a)	24	22	25	23

Total mutual funds managed	219		208	185	190	173
Institutional (b)	339	(a)	334	316	306	298
Private clients	52		50	46	50	49

Total market value of assets
under management	$610		$592	$547	$546	$520
Market value of assets under
administration or custody (c)(d)	$2,222		$2,082	$2,077	$2,295	$2,251

Total market value of assets under
management, administration or custody	$2,832		$2,674	$2,624	$2,841	$2,771

S&P 500 Index at period end	1,147		1,148	1,041	1,224	1,160

(a)	At March 31, 2002, the combined market values of $24 billion of nonproprietary mutual funds and $339 billion of institutional assets managed, by asset type, were as follows: $107 billion equities, $33 billion balanced, $72 billion domestic fixed income, $93 billion domestic money market, (which includes securities lending assets of $52 billion); and $58 billion in overlay and global fixed-income products, for a total of $363 billion.

(b)	Includes assets managed at Pareto Partners of $34 billion at March 31, 2002, $33 billion at Dec. 31, 2001, $28 billion at Sept. 30, 2001, $29 billion at June 30, 2001, and $28 billion at March 31, 2001. The Corporation has a 30% equity interest in Pareto Partners.

(c)	Includes $304 billion of assets at March 31, 2002; $289 billion of assets at Dec. 31, 2001; $276 billion of assets at Sept. 30, 2001; $299 billion of assets at June 30, 2001; and $300 billion of assets at March 31, 2001, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.

(d)	Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO, included in the table above, were $139 billion at March 31, 2002; $130 billion at Dec. 31, 2001; $118 billion at Sept. 30, 2001; $123 billion at June 30, 2001; and $103 billion at March 31, 2001.

Mellon Reports Earnings
April 16, 2002

As shown in the table on the previous page, the market value of assets under management was $610 billion at March 31, 2002, an $18 billion, or 3% (unannualized), increase from $592 billion at Dec. 31, 2001. As shown in the table below, the increase was primarily due to organic growth.

Changes in market value of assets under management	First quarter	March 31, 2001 to
(in billions)	2002	March 31, 2002

Market value of assets under management at beginning of period	$592	$520
Net inflows (a):
Long-term	2	6
Money market	14	41

Total net inflows (b)	16	47
Net market appreciation (a)	2	1
Acquisitions	-	42

Market value of assets under management at end of period	$610	$610

(a) Estimated.
(b) Represents 3% and 9% of beginning balance, respectively.

Human Resources Services fee revenue

Excluding the effect of acquisitions, Human Resources Services fee revenue increased 3% (unannualized), compared with the fourth quarter of 2001 and increased 1% compared with the first quarter of 2001. The increase compared with the fourth quarter of 2001 resulted from higher benefits consulting revenue.

Institutional trust and custody fee revenue

Institutional trust and custody fee revenue, excluding the effect of acquisitions and securities lending revenue, increased 3% (unannualized) compared to the fourth quarter of 2001 reflecting the impact of business growth, and decreased 4% compared to the first quarter of 2001. Securities lending revenue totaled $19 million in the first quarter of 2002, compared with $24 million and $23 million in the fourth and first quarters of 2001, respectively.

Other fee revenue categories

Cash management fee revenue increased $15 million, or 28%, in the first quarter of 2002, compared with the first quarter of 2001 and $5 million, or 8% (unannualized), compared with the fourth quarter of 2001. These increases primarily resulted from higher volumes of electronic services. Cash management revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on the compensating balances are recognized in net interest revenue.

Foreign currency and securities trading revenue decreased $16 million, or 29%, in the first quarter of 2002, compared with the first quarter of 2001 and $14 million, or 27% (unannualized), compared with the fourth quarter of 2001. These decreases were primarily due to lower foreign exchange revenue relating to lower client volumes driven, in part, by diminished cross border asset flows and generally lower levels of market volatility.

Financing-related and equity investment revenue totaled $55 million in the first quarter of 2002, compared with $46 million in the first quarter of 2001 and $36 million in the fourth quarter of 2001 excluding the fair value adjustment of venture capital investments and the loss on disposition of large corporate loans and commitments. Financing-related revenue, which primarily includes loan commitment fees; letters of credit

Mellon Reports Earnings
April 16, 2002

and acceptance fees; gains or losses on loan sales; and gains or losses on lease residuals, decreased $6 million and $3 million, respectively, in the first quarter of 2002 compared with the first and fourth quarters of 2001, excluding the fourth quarter 2001 loss on disposition of large corporate loans and commitments. These decreases resulted primarily from lower loan commitment, letter of credit and loan syndication fees. Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, increased $15 million and $22 million, respectively, in the first quarter of 2002, compared with the first and fourth quarters of 2001, excluding the venture capital fair value adjustments. The increases were due to higher equity security gains. Revenue from venture capital investments totaled $5 million in the first quarter of 2002, an increase of $2 million compared to the first quarter of 2001 and a decrease of $7 million compared to the fourth quarter of 2001.

Net Interest Revenue
		Quarter ended

	March 31,	Dec. 31,	March 31,
(dollar amounts in millions)	2002	2001	2001

Net interest revenue (FTE)	$158	$154	$142
Net interest margin (FTE)	2.91%	2.40%	2.43%

Average money market investments	$2,536	$5,982	$2,701
Average trading account securities	689	655	363
Average securities	9,464	9,513	8,709
Average loans	9,079	9,421	10,283
Funds allocated to discontinued operations	474	-	1,561

Average interest-earning assets	$22,242	$25,571	$23,617

Net interest revenue on a fully taxable equivalent basis increased $4 million in the first quarter of 2002 compared with the fourth quarter of 2001 and $16 million compared with the first quarter of 2001, reflecting a higher yielding asset mix. Average interest-earning assets decreased $3.3 billion compared with the fourth quarter of 2001, due to a $3.4 billion decrease in average money market investments.

Mellon Reports Earnings
April 16, 2002

Operating Expense
	Quarter ended

	March 31,		Dec. 31,		March 31,
(dollar amounts in millions)	2002	(a)	2001	(a)	2001	(a)

Staff expense	$476		$444		$368
Professional, legal and other purchased services	83		114		75
Net occupancy expense	63		59		52
Equipment expense	56		44		38
Amortization of goodwill	-		19		18
Amortization of other intangible assets	3		2		2
Other expense	91		93		70

Total operating expense	$772		$775		$623

Efficiency ratio, excluding amortization of goodwill in 2001 (b)	70%		69%		65%

(a)	Beginning in January 2002 the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

(b)	Operating expense as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding the fourth quarter 2001 nonrecurring items and gains on the sales of securities. The fourth quarter 2001 nonrecurring items are discussed on page 18.
Operating expense for the first quarter 2002 was impacted by acquisitions, primarily the July 2001 acquisition of Standish Mellon Asset Management, the November 2001 acquisition of Eagle Investment Systems and the January 2002 acquisition of Unifi Network, and the adoption of FAS No. 142 which requires that goodwill no longer be amortized. Excluding the effect of acquisitions and the first quarter 2001 amortization of goodwill, operating expense increased 7% in the first quarter of 2002 compared with the first quarter of 2001. The increase reflected, in large part, expenses incurred in support of business growth.

	1st Qtr. 2002	1st Qtr. 2002
	over	over
	4th Qtr. 2001	1st Qtr. 2001
Operating expense growth	(unannualized)	(annualized)

Operating expense growth (a)	(1)%	7%

(a) Excludes the effect of acquisitions, the first and fourth quarters 2001 amortization of goodwill and fourth quarter 2001 nonrecurring charges.

Excluding the effect of acquisitions, the fourth quarter 2001 amortization of goodwill and the fourth quarter 2001 nonrecurring charges, operating expense decreased 1% (unannualized), in the first quarter of 2002 compared with the fourth quarter of 2001.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations for the first quarter of 2002 was 34.5% compared with 32.6% for the fourth quarter of 2001 and 34.1% for the first quarter of 2001, excluding the impact of the amortization of non-tax deductible goodwill and excluding the effect of the nonrecurring charges in the fourth quarter of 2001. It is currently anticipated that the effective tax rate will remain at approximately 34.5% for the remainder of 2002.

Mellon Reports Earnings
April 16, 2002

Provision for Credit Losses, Reserve for Credit Losses and Review of Net Credit Losses

		Quarter ended

	March 31,	Dec. 31,	March 31,
(dollar amounts in millions)	2002	2001	2001

Provision for credit losses	$4	$5	$(15)

Net credit (losses) recoveries:
Commercial real estate	$-	$-	$-
Commercial and financial	(2)	(39)	(1)
Consumer credit	(1)	(1)	-

Total net credit losses	$(3)	$(40)	$(1)

Annualized net credit losses to average loans	.15%	1.67%	.06%

Reserve for credit losses (a)	$129	$126	$229
Reserve as a percentage of total loans (a)	1.35%	1.48%	2.18%
Reserve as a percentage of nonperforming loans (a)	175%	215%	122%

(a) At period end.

The provision for credit losses totaled $4 million in the first quarter of 2002, while net credit losses totaled $3 million. The reserve for credit losses of $129 million, as a percentage of loans and nonperforming loans, was 1.35% and 175%, respectively.

Nonperforming Assets

	March 31,	Dec. 31,	Sept. 30,	March 31,
(dollar amounts in millions)	2002	2001	2001	2001

Nonperforming loans:
Commercial and financial	$69	$56	$121	$183
Consumer credit	2	2	1	2
Commercial real estate	3	1	1	1

Total nonperforming loans	74	59	123	186
Acquired property:
Real estate acquired	1	2	2	6
Other assets acquired	-	1	1	-

Total acquired property	1	3	3	6

Total nonperforming assets	$75	$62	$126	$192

Nonperforming loans as a percentage of total loans	.77%	.69%	1.24%	1.78%
Nonperforming assets as a percentage of total loans
and net acquired property	.79%	.72%	1.28%	1.84%
Nonperforming assets as a percentage of Tier I capital
plus the reserve for credit losses	2.96%	2.23%	4.69%	6.13%

Nonperforming assets increased $13 million compared with Dec. 31, 2001, and decreased $117 million compared with March 31, 2001. The increase compared with Dec. 31, 2001, resulted from $15 million of

Mellon Reports Earnings
April 16, 2002

loans to a major consumer goods retailer placed on nonperforming status during the first quarter of 2002 following the filing for Chapter 11 bankruptcy protection. Of the $75 million balance of total nonperforming assets at March 31, 2002, $15 million of outstandings were to the consumer goods retailer and $39 million were to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001 as the result of its inability, due to rules in that state governing the industry’s deregulation, to increase rates to levels needed to cover higher costs for power. The decrease compared with March 31, 2001, resulted in large part from the disposition of nonperforming loans, including $68 million in the fourth quarter of 2001, and credit losses offset in part by the addition of new credits to nonperforming status.

Selected Capital Data

(dollar amounts in millions, except per share	March 31,		Dec. 31,	March 31,
amounts; common shares in thousands)	2002		2001	2001

Total shareholders’ equity	$3,409		$3,482	$3,878
Total shareholders’ equity to assets ratio	10.41%		9.80%	8.37%

Tangible shareholders’ equity (a)	$1,821		$1,986	$2,902
Tangible shareholders’ equity to assets ratio (b)	5.85%		5.84%	6.41%

Tier I capital ratio (c)	8.7%	(d)	8.81%	6.71%
Total (Tier I plus Tier II) capital ratio (c)	13.5%	(d)	13.65%	10.97%
Leverage capital ratio (c)	7.7%	(d)	6.31%	6.26%

Book value per common share	$7.73		$7.80	$8.13
Tangible book value per common share	$4.13		$4.45	$6.08

Closing common stock price per share	$38.59		$37.62	$40.52
Market capitalization	$17,019		$16,798	$19,336
Common shares outstanding	441,023		446,509	477,204

(a)	Includes $44 million, $52 million and $87 million, respectively, of minority interest, primarily related to Newton. In addition, includes $369 million, $299 million and $274 million, respectively, of tax benefits related to tax deductible goodwill and intangible assets.

(b)	Shareholders’ equity plus minority interest and less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit.

(c)	Includes discontinued operations.
(d)	Estimated.
The Corporation’s equity to assets capital ratios at March 31, 2002, compared with the prior periods reflect the positive effect of a smaller balance sheet, offset in part by the effect of common stock repurchases. The improvement in the leverage capital ratio was primarily due to lower average total assets as a result of the completed dispositions. The risk-based capital ratios include discontinued operations.

During the first quarter of 2002, 7.1 million shares of common stock were repurchased at a purchase price of $264 million for an average share price of $37.10 per share. Common shares outstanding at March 31, 2002, were 15.8% lower than at Dec. 31, 1998, reflecting an 82.8 million share reduction, net of shares reissued, primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling

Mellon Reports Earnings
April 16, 2002

approximately $4.1 billion, at an average share price of $37.30 per share. At March 31, 2002, an additional 15.3 million common shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001.

Discontinued Operations

Reflected as discontinued operations throughout the Corporation’s financial statements are the results of regional consumer banking, small business banking, and certain middle market banking operations, which were sold to Citizens Financial Group, Inc. (Citizens) in December 2001; the Mellon Leasing Corporation businesses that served mid-to-large corporations and vendors of small ticket equipment, and Mellon Business Credit, which were sold in June 2001; Dreyfus Brokerage Services, which was sold in January 2002; and the disposition in December 2001 of loans and commitments to middle market companies not sold to Citizens, as well as jumbo and other consumer mortgages. In accordance with generally accepted accounting principles (GAAP), earnings and assets and liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this earnings release, including all supplemental information, reflects continuing operations unless otherwise noted.

Gain on Disposals of Discontinued Operations

In the first quarter of 2002, the Corporation recorded an additional $3 million after-tax net gain on the Citizens’ transaction. The additional gain primarily resulted from subsequent price adjustments, partially offset by additional expenses of sale. In the fourth quarter of 2001, the Corporation recorded an after-tax gain of $1.030 billion for the Citizen’s transaction. The Corporation also recorded a $159 million after-tax loss in the fourth quarter of 2001 related to the sale of Dreyfus Brokerage Services, the disposal of loans and commitments made to middle market customers that were not sold to Citizens, and the sale and securitization of nearly all of its jumbo mortgages.

Fourth Quarter 2001 Operating Results - Continuing Operations

The following table provides a reconcilement of fourth quarter 2001 results from continuing operations - operating basis to results from continuing operations computed in accordance with GAAP.

	Fourth quarter 2001

(dollar amounts in millions, per share amounts are diluted)	Amount	Per Share

Income from continuing operations - operating basis	$177	$.38
Plus after-tax impact of amortization of goodwill from purchase acquisitions	17.04

Adjusted income from continuing operations - operating basis	194.42
After tax adjustments:
Loss on disposition of loans and commitments	(37)	(.08)
Charge for streamlining and other expenses	(41)	(.09)
Venture capital fair market value adjustments	(144)	(.30)

Income from continuing operations - GAAP	$(28)	$(.05)

Mellon Reports Earnings
April 16, 2002

SUMMARY DATA
Mellon Financial Corporation

		Quarter ended

(dollar amounts in millions, except per share	March 31,	Dec. 31,		March 31,
amounts; common shares in thousands)	2002	2001		2001

Continuing operations (a):
Diluted earnings per share	$.47	$.42	(b)	$.44
Income from continuing operations	$211	$194	(b)	$216
Return on equity	24.8%	20.4%	(b)	21.9%

Net income (a):
Diluted earnings per share	$.48	$1.74		$.59
Net income	$216	$828		$291
Return on equity	25.4%	87.1%		29.6%

Fee revenue as a percentage of fee and net interest revenue (FTE)	86%	85%	(c)	85%
Trust and investment fee revenue as a percentage of fee and net
interest revenue (FTE)	70%	67%	(c)	67%
Efficiency ratio, excluding amortization of goodwill in 2001	70%	69%	(c)	65%

Average common shares and equivalents outstanding:
Basic	443,882	465,121		482,718
Diluted	447,623	468,668		489,328

Average balances

Money market investments	$2,536	$5,982		$2,701
Trading account securities	689	655		363
Securities	9,464	9,513		8,709

Total money market investments and securities	12,689	16,150		11,773
Loans	9,079	9,421		10,283
Funds allocated to discontinued operations	474	-		1,561

Total interest-earning assets	22,242	25,571		23,617
Total assets	33,035	42,492		48,198
Deposits	17,504	17,863		18,346
Total shareholders’ equity	3,455	3,774		3,992

(a)	Fourth quarter and first quarter 2001 results exclude the after-tax impact of the amortization of goodwill from purchase acquisitions of $17 million, or 4 cents per share and $17 million, or 3 cents per share, respectively for continuing operations, and $21 million, or 4 cents per share and $27 million, or 5 cents per share, respectively, on a net income basis. See page 4 for additional information.

(b)	Fourth quarter 2001 results are presented on an operating basis. See the table on page 18 for a reconcilement of results from continuing operations - operating basis to results from continuing operations in accordance with generally accepted accounting principles.

(c)	Ratios were calculated excluded the nonrecurring items shown in the table on page 18.
Note: All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Quarterly returns are annualized.

Mellon Reports Earnings
April 16, 2002

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation

			Quarter ended

	March 31,		Dec. 31,	March 31,
(in millions, except per share amounts)	2002	(a)	2001 (a)	2001	(a)

Noninterest revenue
Trust and investment fee revenue	$775		$670	$618
Cash management revenue	68		63	53
Foreign currency and securities trading revenue	39		53	55
Financing-related revenue	34		(20)	40
Equity investment revenue	21		(223)	6
Other	6		14	5

Total fee and other revenue	943		557	777
Gains on sales of securities	-		-	-

Total noninterest revenue	943		557	777

Net Interest revenue
Net interest revenue	156		151	140
Provision for credit losses	4		5	(15)

Net interest revenue after provision for credit losses	152		146	155

Operating expense
Staff expense	476		444	368
Professional, legal and other purchased services	83		114	75
Net occupancy expense	63		59	52
Equipment expense	56		44	38
Amortization of goodwill	-		19	18
Amortization of intangible assets	3		2	2
Other expense	91		93	70

Total operating expense	772		775	623

Income
Income from continuing operations before income taxes	323		(72)	309
Provision for income taxes	112		(27)	110

Income from continuing operations	211		(45)	199
Discontinued operations:
Income from operations after tax	2		(19)	65
Net gain on disposals after tax	3		871	-

Income from discontinued operations (net of
applicable tax expense of $3, $457 and $39)	5		852	65

Net income	$216		$807	$264

Earnings per share
Continuing operations
Basic	$.48		$(.09)	$.41
Diluted	$.47		$(.09)	$.41
Net income
Basic	$ . 49		$1.71	$.55
Diluted	$ . 48		$1.70	$.54

Continuing operations - excluding goodwill amortization in 2001 (b)
Basic	$.48		$(.05)	$.45
Diluted	$.47		$(.05)	$.44

(a)	Beginning in January 2002 the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

(b)	See page 4 for additional information.

Mellon Reports Earnings
April 16, 2002

CONDENSED CONSOLIDATED BALANCE SHEET
Mellon Financial Corporation
	March 31,	Dec. 31,	March 31,
(dollar amounts in millions)	2002	2001	2001

Assets
Cash and due from banks	$2,734	$3,177	$2,614
Money market investments	2,361	5,191	2,101
Trading account securities	614	638	310
Securities available for sale	9,139	8,795	7,107
Investment securities (approximate fair value of $714, $786, and $974)	696	768	961
Loans	9,558	8,540	10,435
Reserve for credit losses	(129)	(126)	(229)

Net loans	9,429	8,414	10,206
Premises and equipment	716	631	594
Goodwill	1,904	1,750	1,315
Other intangibles	97	97	22
Assets of discontinued operations	497	1,426	16,208
Other assets	4,560	4,646	4,873

Total assets	$32,747	$35,533	$46,311

Liabilities
Deposits	$18,678	$20,715	$16,504
Short-term borrowings	3,393	1,546	3,332
Other liabilities	1,857	3,581	2,294
Notes and debentures (with original maturities over one year)	4,009	4,045	3,590
Trust-preferred securities	985	991	994
Liabilities of discontinued operations	416	1,173	15,719

Total liabilities	29,338	32,051	42,433

Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares
Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,875	1,870	1,852
Retained earnings	5,230	5,087	4,378
Accumulated unrealized gain (loss), net of tax	10	30	6
Treasury stock of 147,638,988; 142,153,053; and 111,457,855 shares at cost	(4,000)	(3,799)	(2,652)

Total shareholders’ equity	3,409	3,482	3,878

Total liabilities and shareholders’ equity	$32,747	$35,533	$46,311